Exhibit B

Name and Business Address	Country of Citizenship	Present Principal Occupation or Employment
Werner Baumann Bayer AG Kaiser-Wilhelm-Allee 51368 Leverkusen Germany	Germany	CEO Bayer AG

Liam Condon Bayer AG Alfred-Nobel Str. 50 40789 Monheim am Rhein Germany	Ireland	Member of the Board of Management Bayer AG President Crop Science Division Responsible for Animal Health Business Unit

Wolfgang Nickl Bayer AG Kaiser-Wilhelm-Allee 51368 Leverkusen Germany	Germany	Member of the Board of Management Bayer AG Responsible for Finance (CFO) and for the region North America

Stefan Oelrich Bayer AG Kaiser-Wilhelm-Allee 51368 Leverkusen Germany	Germany	Member of the Board of Management Bayer AG Head of the Pharmaceuticals Division and responsible for region Latin America

Heiko Schipper Bayer AG Kaiser-Wilhelm-Allee 51368 Leverkusen Germany Bernd-Peter Bier Bayer AG Kaiser-Wilhelm-Allee 51368 Leverkusen Germany	the Netherlands Germany	Member of the Board of Management Bayer AG President Consumer Health Division Head of Group Finance Bayer AG

Gabriel Harnier Bayer AG Kaiser-Wilhelm-Allee 51368 Leverkusen Germany	Germany	General Counsel Bayer AG